Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President, Director of Marketing	President and Chief Executive Officer
Home Savings	(330) 742-5472
(330) 718-4050

cscott@homesavings.com

Frank Hierro Joins Home Savings’ Management Team

December 1, 2014 — YOUNGSTOWN, Ohio — The Home Savings and Loan Company, a wholly owned subsidiary of United Community Financial Corp. (NASDAQ: UCFC), today announced that Frank Hierro has joined the Bank as Mahoning Valley Regional President.

“We are so pleased to welcome Frank to Home Savings. He joins the Bank at an important time as we begin to execute our strategies to grow, particularly in commercial and small business lending. His leadership, business development skills and knowledge of the market will greatly enhance our ability to serve the Mahoning Valley. We are very fortunate to have an executive with his capabilities and experience joining Home Savings,” said Gary Small, President and CEO of Home Savings and UCFC. “Frank’s hiring demonstrates our commitment to the Valley as we look forward to leveraging all of the great opportunities that are on the horizon in the communities we serve,” Small concluded.

Mr. Hierro brings with him over 30 years of experience developing teams with a focus on growing customer relationships. For over 14 years, Mr. Hierro served as regional president in the Mahoning Valley with other financial institutions. He has managed the banking activity and operations for six counties in Eastern Ohio and Western Pennsylvania.

Mr. Hierro is an integral part of the Mahoning Valley community and has been involved with numerous local organizations throughout his career. He is active on the boards of the Mahoning Valley Economic Development Corporation, the Youngstown Business Incubator, Youngstown Area C.I.C. and Youngstown State University’s Foundation. Additionally, Mr. Hierro is an active member of both Youngstown State’s President’s Council and Alumni Association. In the past, Mr. Hierro served as the Board Chairman for the Youngstown -Warren Regional Chamber of Commerce and was also Chairman of the United Way of Youngstown and the Mahoning Valley’s Annual Campaign.

Mr. Hierro graduated magna cum laude from Youngstown State University with a Bachelor of Science in Finance and Economics. Currently, he resides in Poland, Ohio with his wife Barbara and daughter Francesca. Mr. Hierro’s son Zachary resides in Columbus with his family.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 32 full-service banking offices and 9 loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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